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                               can you PredictIt!
                               WWW.PREDICTIT.COM
                                  SYMBOL: PRIT


For Immediate Release
September 19th, 2000

        Predict It and Hollywood Stock Exchange Announce Plans to Merge;
                   Announce Proposed $10 Million Cash Infusion

 Combined Entity to be named "HSX" and to Focus on Becoming Leading Interactive
                              Entertainment Company

Transaction includes a proposed investment of $10 Million from SBS Broadcasting, Citigroup Investments Inc., Dawntreader Fund I LP, Robert H. Lessin, Verus International, Keystone Venture Capital, Commonwealth Associates, Genesys
      Angelbridge, and Hollywood Stock Exchange Co-Founders Michael Burns
                                 and Max Keiser

NEW YORK, NY and LOS ANGELES, CA - - September 19, 2000 --Predict It Inc., (OTC
BB: PRIT), a leading provider of interactive prediction applications targeting the online sports and financial markets, announced today that it has entered into a letter of intent to merge with Hollywood Stock Exchange, an online entertainment company best known for its patented and highly-popular entertainment virtual stock market. The combined company will be known as "HSX" and will, upon completion of this transaction, have a user base of more than one million unique registered users from over 180 countries around the world.

In addition, Predict It announced that as part of the proposed merger transaction, a group of institutional investors have also signed the letter of intent signifying their intention to invest $10 million in new equity capital in the combined company upon the merger. The investor group includes SBS Broadcasting SA, Citigroup Investments Inc., Dawntreader Fund I LP, Robert H. Lessin, Verus International, Keystone Venture Capital, Commonwealth Associates, Genesys Angelbridge Fund, and Hollywood Stock Exchange co-founders Michael Burns and Max Keiser.

"This combination brings together two of the leading brands in the emerging interactive entertainment space," stated Andrew Merkatz, CEO of Predict It. "Through HSX, we will now be able to deliver highly interactive consumer entertainment and related business information services across the categories of film, music, sports, and finance. The two businesses are extremely complementary in that they are both founded upon a singular concept of aggregating, enhancing, and redistributing valuable community-generated content."

"The combined company will be well positioned to capitalize on future opportunities in the digital media arena," stated Andy Kaplan, Chairman and CEO of Hollywood Stock

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Exchange, who also announced that he will be leaving HSX at the conclusion of the merger.

"This merger is clearly a case of one plus one equals three" stated Michael Burns, co-founder of Hollywood Stock Exchange. "Our operating strategy is to move aggressively to reduce the combined company's costs and to take advantage of the improved operating leverage created by this transaction. We believe that the current climate for Internet-related businesses creates unparalleled opportunities for well-managed companies with solid business plans. Our goal is to reach positive cash flow quickly and to selectively expand the business."

"The combination of these two business models offers the potential for significant revenue opportunities and cost savings for the new company", says Jack Rivkin, Executive Vice President at Citigroup Investments Inc., who also is an investor and board member of Hollywood Stock Exchange.

The pending transaction will result in the former shareholders of Predict It and Hollywood Stock Exchange receiving approximately 19% and 57% respectively of the new HSX, while the new investor group will receive approximately a 24% stake in the combined company. The transaction is subject to customary shareholder and regulatory approvals, as well as agreement by both companies on the definitive merger documents and the investment documents for the $10 million investment.

About Predict It, Inc.

Predict It, Inc. (OTC BB: PRIT) is a leading provider of interactive prediction applications targeting the online sports and financial markets. The Company's flagship product, Predict It(R), is based on an innovative, patent-pending prediction exchange system that objectively documents and rewards users based on their ability to predict the outcome of future sporting events. The Company's second product is the VirtualStockExchange(R), a rewards based stock market simulation which enables consumers to compete against one another in customizable private and public stock market competitions for cash and other valuable prizes. Consumers may access Predict It directly via its web sites at www.predictit.com and www.virtualstockexchange.com or through its growing network of sports, finance, news, portal, and community affiliate sites. Predict It is based in New York's Silicon Alley and is a fully reporting company.

About Hollywood Stock Exchange

The Hollywood Stock Exchange(R) (www.hsx.com) is a digital media company that provides consumers with an online entertainment experience, driven by its patented entertainment virtual stock market. Hollywood Stock Exchange syndicates the news and insights from the Exchange into traditional media as original programming and to entertainment companies as market research. The company has recently been named the "Best of the Web" by Forbes Magazine and one of the "Top Gaming Sites" by Yahoo! Internet Life Magazine. Hollywood Stock Exchange is headquartered in West Hollywood, California and has offices in New York City, NY.
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The statements contained in this release that are not historical facts may be deemed to constitute forward-looking statements. Actual results may differ materially from those projected in such statements due to a number of risks and uncertainties, including, without limitation, demand and competition for the Company's products and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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Predict It Contact:                      Predict It Investor Contact:
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Andrew Merkatz, President & CEO          Jon Lake
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Predict It, Inc.                         Venture Catalyst, Inc.
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(212) 217-1206                           (310) 399-4059 ext. 105
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amerkatz@predictit.com                   Jlake@vcat.com
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Hollywood Stock Exchange Contact:        Hollywood Stock Exchange Media Contact:
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Kristen Tarnol                           Geoff Sherr
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Hollywood Stock Exchange                 CarryOn Communication
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323-822-2492                             310-385-8530
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kristen@hsx.com                          geoffs@carryoncom.com
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